Exhibit 10.3
June 29, 2006
Mr. Matt Sederstrom
Marketing and Project and Development
Fagen, Inc.
501 W. Hwy. 212
Granite, Falls, MN 56241

Re:	Request for Professional Engineering Services Ethanol Facility Site — Conceptual Railway Service Plan
Dear Mr. Sederstrom:
TranSystems Corporation is pleased to submit this proposal to Fagen, Inc. that addresses your Request for Services associated with the above referenced project. This proposal is based upon preliminary information we discussed via phone about a to be determined ethanol site. We understand that Fagen, Inc is planning the development of an ethanol production facility to be located somewhere in the Midwest. We further understand that this facility, when completed, will produce a minimum 40 million gallons of ethanol annually. Your request for services, that this proposal addresses, pertains to our development of a conceptual railway service plan that will serve the proposed ethanol facility. This proposal will adopt the general terms and conditions as set forth in the Continuous Services Agreement, dated June 29,, 2006 and executed on ~~July —~~ Aug 2, 2006, in accordance with the provisions of SECTION 2.1— REQUEST FOR SERVICES.
This letter details the services TranSystems proposes to perform in connection with this project and the fee at which TranSystems will perform these services. Furthermore, the services will be performed with regard to the below outlined assumptions. If this proposal, addressing your request for services, is acceptable to US Bio Energy, please execute this agreement and return to TranSystems by mail, fax, or e-mail.
All notices or communications pertaining to this Agreement shall be in writing, with reference to Fagen — Buffalo Ridge Energy and shall be sufficient when mailed or delivered to the address specified below:
If to OWNER:
          Fagen, Inc.
          501 W. Hwy. 212
          Granite Falls, MN 56241
          Attn: Matt Sederstrom
If to TRANSYSTEMS:
          TranSystems Corporation
          2400 Pershing Road, Suite 400
          Kansas City, MO 64108
          Attn: Paul Hentschke

Mr. Matt Sederstrom June 29, 2006 Page 2
TRANSYSTEMS SCOPE OF SERVICES
In connection with the above-referenced project, TranSystems shall perform the following described Services:
•	Develop conceptual railway service plan that would serve an ethanol production facility earmarked for an annual production of 40 million gallons.

•	Prepare exhibits conveying the horizontal layout of railway service plan with aerial imagery as a background; the rail service plan will be confined to the rough property limits that have yet to be determined”.

•	The proposed rail service plan will be developed in accordance with standards and specifications of the servicing railroad, that has yet to be determined.

•	We anticipate the railway service plan will consist of a series of services tracks and loadout tracks that will be configured to maximize efficient operations in the area.

•	Provide narrative describing the operational movement of rail cars throughout the rail service plan.

•	Provide preliminary construction cost estimate based upon conceptual rail service plan.
SERVICES PROVIDED BY OTHERS AND ASSUMPTIONS
These additional services and TranSystems’ agreement to perform the Services is based upon, and subject to, the following services being provided by others and the listed assumptions:
•	We will develop the conceptual plans prior to an overall topographic survey. We assume that a topographic survey will be completed following the preparation of the conceptual plans.

•	The following services are not included in this Request For Services No. 1:
•	Land Survey

•	Civil/Site Design

•	Final Construction Document Preparation
We can provide these services through subsequent Request For Service Notifications.
SCHEDULE
We understand that the conceptual plan is of high importance for Fagen, Inc. to move forward with the planning of the proposed ethanol facility. TranSystems will provide our services on a schedule that is mutually agreeable between Fagen, Inc. and TranSystems and that is consistent with project requirements. TranSystems will consider the executed Letter Agreement as our notice to proceed.
COMPENSATION
As compensation for the performance of the above-desc~bed Services, Fagen, Inc. will reimburse TranSystems by payment of a lump sum fee of $6,000.00. Invoices will be sent monthly and will be based on TranSystems’ estimate of the total services completed at the time of billing, plus expenses. Our fee includes in-house reproduction supplies and long distance phone calls. Other reimbursable expenses, such as travel, lodging and meals, will be invoiced at our actual cost.
The proposal outlined in this Letter is valid for 60 calendar days..

Mr. Matt Sederstrom June 29, 2006 Page 3
We sincerely appreciate the opportunity to provide these services to Fagen, Inc. If this proposal, addressing your request for services, is acceptable to Fagen, Inc. please execute this agreement and return to TranSystems by mail, fax, or e-mail. Please let us know if you have any questions or need any further information.
Very truly yours,
TRANSYSTEMS CORPORATION
/s/ Timothy P. Rock
Timothy P. Rock
Vice President
ACCEPTANCE
~~Fagen, Inc.~~ Buffalo Ridge Energy, LLC hereby accepts the proposal outlined above and does hereby engage TranSystems to perform these services, on the terms and conditions set forth in the Continuous Service Agreement dated June 29t, 2006 and executed on ~~JULY ____~~ Aug 2, 2006.

By:	/s/ Gregory Van Zanten

Printed Name: Greg Van Zanten
Title: Chairman
Date: ~~7-19-06~~ 8/2/06

CONTINUOUS SERVICES AGREEMENT
FOR
ENGINEERING SERVICES
     THIS CONTINUOUS SERVICES AGREEMENT is made this 29th day of June, 2006, between Fagen, Inc. (‘OWNER”) and TranSystems Corporation (“TRANSYSTEMS”).
     WITNESSETH:
     WHEREAS, OWNER desires to engage TRANSYSTEMS on a non-exclusive basis to provide engineering, design and other professional services for OWNER in connection with a variety of projects at various job sites, the general scope of work, duties and responsibilities for which will be described in separate “Request for Services” for each project; and
     WHEREAS, TRANSYSTEMS desires to provide OWNER with such design, engineering and other professional services as may be requested by Owner in connection with the various Owner’s projects, all in accordance with the terms and conditions of this Agreement; and
     WHEREAS, the parties hereto desire to enter into this Agreement to set forth the general terms and conditions applicable to OWNER’s overall relationship with TRANSYSTEMS with respect to each project on which OWNER may engage TRANSYSTEMS; and
     WHEREAS, the parties hereto intend that OWNER shall issue a separate “Request for Services” for each project for which OWNER desires to engage TRANSYSTEMS to provide services pursuant to this Agreement and each such Request for Services shall describe and define the exact scope of the project, the scope of work and the exact services to be performed by TRANSYSTEMS on the particular project; the respective duties of Owner and TRANSYSTEMS on the particular project, any special pricing or special fees applicable to the particular project, the time for completion of the particular project and any other special or unique terms and conditions with respect to the particular project;
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereto agree as follows:

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SECTION 1
DESCRIPTION OF AGREEMENT
     Section 1.1 Continuous Services agreement. This Agreement consists of this contract document that stipulates the general terms and conditions that will govern the services the OWNER has engaged TRANSYSTEMS to perform as defined in a separate “Request for Services” document.
     Section 1.2 Entire Agreement. This Agreement, as defined in Section 1.1 and as adopted by the particular Request for Services Agreement, sets forth the full and complete understanding of the parties responsibilities as of the date first stated above.
     Section 1.3 Conflicting Provisions. Unless expressly agreed to the contrary, in the Request For Services Agreement, In the event of any conflict between this Agreement and any Requests for Services issued pursuant to Section 2.1, the Request for Service Agreement shall control.
SECTION 2
SCOPE OF WORK
     Section 2.1 Description of Work; Requests for Services. TRANSYSTEMS shall perform on an “on call” basis, engineering, design, master planning or other professional services (including, but not limited to, civil, structural, mechanical, electrical, industrial and railroad engineering services and architectural design services) in connection with various of OWNER’s projects at various of OWNER’s facilities all as specified in particular written Requests for Services issued by OWNER from time to time during the term of this Agreement (the “Services”). Each Request for Services shall make specific reference to this Agreement and shall not be effective or binding upon TRANSYSTEMS until such Request for Services has been accepted by TRANSYSTEMS in writing under the signature of its authorized representative. Requests for Services shall not amend or add to the general terms and conditions set forth in this Agreement in any respect except to define and describe: i) the particular project on which TRANSYSTEMS is being engaged to perform Services (the “Project”); ii) the scope of work and the exact Services to be performed by TRANSYSTEMS on the particular Project; iii) the respective special or unique responsibilities or duties of OWNER and TRANSYSTEMS, if any, on the particular Project; iv) any special pricing or special fees, if any, applicable to the particular Project; v) the time for completion of the particular Project, if any; and, vi) any other special or unique terms and conditions which are necessary to describe the particular Project or the Services to be performed by TRANSYSTEMS on the particular Project. Additional or conflicting contractual terms or conditions may be added only by formal amendment to this Agreement and not through Requests for Services; any such terms and conditions contained in Requests for Services shall be of no force or effect.
     In addition, the OWNER agrees, to the fullest extent permitted by law, to indemnify and hold harmless TRANSYSTEMS, its officers, directors, employees and subconsultants (collectively, Consultant) against all damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, arising out of or in any way connected with the performance of such services by other persons or entities and from any and all claims arising from modifications, clarifications, interpretations, adjustments or changes made to the Contract Documents to reflect changed field or other conditions, except for claims, to the extent caused by the negligence or willful misconduct of TRANSYSTEMS.
     Section 2.2 Agreed Upon Changes in the Services. It is the desire of the parties to keep changes in the scope of the Services under each approved Request for Services at a minimum, but the parties recognize that such changes may become necessary and agree that OWNER may initiate deletions, additions, modifications or changes to the Services by advising TRANSYSTEMS in writing of the change believed to be necessary. As soon

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thereafter as practical, TRANSYSTEMS shall prepare a cost estimate of the change and shall inform OWNER of the adjustment in the compensation due TRANSYSTEMS under Section 5 hereof (“TRANSYSTEMS’ Compensation”) and/or the Completion Date set forth in Section 4 hereof, if any, applicable to the Request for Service for which the change is requested. OWNER shall then advise TRANSYSTEMS in writing of its approval or disapproval of the change. If OWNER approves the change, a written Contract Amendment shall be executed by both parties and TRANSYSTEMS shall perform the Services as changed and the adjustment in TRANSYSTEMS’ Compensation and/or the Completion Date set forth in the executed Contract Amendment shall become effective. TRANSYSTEMS may initiate changes in the Services by advising OWNER in writing that in its opinion a change is necessary. If OWNER approves, it shall so advise TRANSYSTEMS and, thereafter, the change shall be handled as if initiated by OWNER. If a change is not approved, or if a written Contract Amendment is not executed, by both OWNER and TRANSYSTEMS, the change shall not become effective and TRANSYSTEMS shall not be obligated to perform the change.
     Section 2.3 Constructive Changes and Other Additional Costs. In the event of (1) the OWNER’s addition to, modification or change of or deletion from the Services to be performed by TRANSYSTEMS (other than additions, modifications, changes or deletions handled through the provisions of Section 2.2 above); (2) a request for or approval from OWNER of performance of Services in excess of TRANSYSTEMS’ standard work day or work week or such shorter times as are provided by applicable collective bargaining agreements, or on a holiday customarily observed by TRANSYSTEMS; (3) the discovery of any subsurface or other conditions, which differ materially from those shown in or reasonably inferable from the documents or other information on which this Agreement is based and/or those ordinarily encountered and generally recognized as inherent in the locality of the Project; (4) a modification of applicable law by which TRANSYSTEMS is required to pay increased or additional taxes, government-regulated transportation costs, insurance or other amounts which are not required as of the date of this Agreement; (5) delay, suspension of, acceleration of or interference with, TRANSYSTEMS’ performance of the Services by OWNER or by any other person or entity including, but not limited to national, state or local governments; (6) wage, benefit or payroll tax increases due to governmental action or area agreements; (7) modification to or delay in furnishing design criteria or other information supplied by any person or entity, other than TRANSYSTEMS, if TRANSYSTEMS’ performance of the Services under this Agreement depends upon such criteria or information; and/or (8) any other increase in TRANSYSTEMS’ costs, or the time required for completion of the Services due to “Force Majeure Event” as set forth in Section 4 hereof, a change in applicable law or any other cause beyond TRANSYSTEMS’ reasonable control, then the TRANSYSTEMS’ Compensation and/or the Completion Date, if any, applicable to that particular Request for Services effected by said change, shall be equitably adjusted and TRANSYSTEMS shall be paid, and TRANSYSTEMS’ Compensation under that particular Request for Services shall be adjusted by, an amount equal to the additional costs to TRANSYSTEMS resulting therefrom.
SECTION 3
DUTIES AND RESPONSIBILITIES
     Section 3.1 TRANSYSTEMS’ Responsibilities. TRANSYSTEMS, subject to the terms and provisions of this Agreement and each specific Request for Services, shall:
          Section 3.1.1 Furnish the services of all necessary supervisors, engineers, designers, draftsmen, and other personnel (including independent professional associates and consultants) which TRANSYSTEMS deems reasonably necessary to provide or perform the Services set forth in an approved Request for Services;
          Section 3.1.2 Obtain all process and other licenses required to be obtained by TRANSYSTEMS pursuant to an approved Request for Services;

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          Section 3.1.3 Perform or provide the Services to be performed or provided by TRANSYSTEMS pursuant to an approved Request for Services and perform any other specific responsibilities and duties, if any, set forth in an approved Request for Services,
          Section 3.1.4 Appoint one or more individuals who shall be authorized to act on behalf of TRANSYSTEMS and with whom OWNER may consult at all reasonable times, and whose instructions, requests, and decisions will be binding upon TRANSYSTEMS as to all matters pertaining to this Agreement and the performance of the parties hereunder.
          Section 3.1.5 Upon request by the OWNER, TRANSYSTEMS shall evaluate and make recommendations regarding substitutions of materials, products or equipment proposed by the OWNER’s consultants or contractors. TRANSYSTEMS shall be compensated for these services, as well as any services required to modify and coordinate the construction documents prepared by TRANSYSTEMS with those of TRANSYSTEMS’s subconsultants and the OWNER’s consultants, as Additional Services. TRANSYSTEMS also shall be entitled to an adjustment in schedule caused by this additional effort.
          Section 3.1.6 TRANSYSTEMS shall not supervise, direct or have control over the Contractor’s work nor have any responsibility for the construction means, methods, techniques, sequences or procedures selected by the Contractor nor for the Contractor’s safety precautions or programs in connection with the Work. These rights and responsibilities are solely those of the Contractor in accordance with the Contract Documents.
          TRANSYSTEMS shall not be responsible for any acts or omissions of the Contractor, subcontractor, any entity performing any portions of the Work, or any agents or employees of any of them. TRANSYSTEMS does not guarantee the performance of the Contractor and shall not be responsible for the Contractor’s failure to perform its Work in accordance with the Contract Documents or any applicable laws, codes, rules or regulations.
          Section 3.1.7 The Contractor may, after exercising due diligence to locate required information, request from TRANSYSTEMS clarification or interpretation of the requirements of the Contract Documents. TRANSYSTEMS shall, with reasonable promptness, respond to such Contractor’s requests for clarification or interpretation. However, if the information requested by the Contractor is apparent from field observations, is contained in the Contract Documents or is reasonably inferable from them, the Contractor shall be responsible to the OWNER for all reasonable costs charged by TRANSYSTEMS to the OWNER for the work required to provide such information.
          Section 3.1.8 If, during the term of this Agreement, circumstances or conditions that were not originally contemplated by or known to TRANSYSTEMS are revealed, to the extent that they affect the scope of services, compensation, schedule, allocation of risks or other material terms of this Agreement, TRANSYSTEMS may call for renegotiation of appropriate portions of this Agreement. TRANSYSTEMS shall notify the OWNER of the changed conditions necessitating renegotiation, and TRANSYSTEMS and the OWNER shall promptly and in good faith enter into renegotiation of this Agreement to address the changed conditions. If terms cannot be agreed to, the parties agree that either party has the absolute right to terminate this Agreement, in accordance with the Termination provision hereof.
     Section 3.2 Owner’s Responsibilities. OWNER, subject to the terms and provisions of this Agreement and each specific Request for Services, shall do the following in a timely manner so as to not delay the

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Services of TRANSYSTEMS:
     Section 3.2.1 Designate a person to act as OWNER’s representative with respect to the Services to be rendered under this Agreement. Such person shall have complete authority to transmit instructions, receive information, interpret, and define OWNER’S policies and decisions with respect to TRANSYSTEMS’ Services for the particular Project;
     Section 3.2.2 Provide all criteria, all available information pertinent to each Project, and full information as to OWNER’S requirements for each Project. OWNER agrees that TRANSYSTEMS shall be entitled to rely upon the accuracy and completeness of all such information;
     Section 3.2.3 Arrange for access to and make all provisions for TRANSYSTEMS to enter upon public and private property as required for TRANSYSTEMS to perform services under this Agreement. All such access shall be provided without condition or restriction unacceptable to TRANSYSTEMS nor shall TRANSYSTEMS be required to indemnify or insure any third party as a condition to such access.
     Section 3.2.4 Examine all studies, reports, sketches, drawings, specifications, proposals, and other documents presented by TRANSYSTEMS, obtain advice of an attorney, insurance counselor and other consultants as OWNER deems appropriate for such examination and render in writing decisions pertaining thereto within a reasonable time so as not to delay the Services of TRANSYSTEMS;
     Section 3.2.5 Give prompt written notice to TRANSYSTEMS whenever OWNER observes or otherwise becomes aware of any development that affects the scope or timing of TRANSYSTEMS’ Services, or any defect or non-conformance in the Services by TRANSYSTEMS (or its independent professional associates or consultants) or in the work of any other party performing or providing work or services in connection with the Project;
     Section 3.2.6 When OWNER deems it necessary or appropriate for services in addition to the Services to be performed in connection with a particular Request for Services, OWNER shall furnish such additional services or direct TRANSYSTEMS to provide such additional services either by the issuance of a new and additional Request for Services or by following the provisions set forth in Section 2.2 of this Agreement;
     Section 3.2.7 Provide TRANSYSTEMS with any necessary governmental allocations or priorities, obtain all permits and licenses required to be taken out in the name of OWNER which are necessary for the performance of the Services and, except where such permits, processes or licenses are by the terms of a particular approved Request for Services the responsibility of TRANSYSTEMS, obtain any permits, processes and other licenses which are required for the Project or the Services;
     Section 3.2.8 Perform any other duties, obligations or responsibilities of the OWNER set forth elsewhere in this Agreement, including, but not limited to, the obligation to make the payments called for under Section 5 hereof and perform any responsibilities and duties of the OWNER which may be identified on a particular Request for Services, if any;
     Section 3.2.9 Pay for and be responsible for all taxes incurred in connection with each Project, regardless of whether such taxes are assessed against OWNER, TRANSYSTEMS or others.
     Section 3.2.10 Bear all costs incident to compliance with the requirements of this Section 3.2.
     Section 3.2.11 The OWNER shall promptly report to TRANSYSTEMS any defects or suspected

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defects in TRANSYSTEMS’s services of which the OWNER becomes aware, so that TRANSYSTEMS may take measures to minimize the consequences of such a defect. The OWNER further agrees to impose a similar notification requirement on all Contractors in its OWNER/Contractor contract and shall require all subcontracts at any level to contain a like requirement. Failure by the OWNER and the OWNER’s contractors or subcontractors to notify TRANSYSTEMS shall relieve TRANSYSTEMS of the costs of remedying the defects above the sum such remedy would have cost had prompt notification been given when such defects were first discovered;
     Section 3.2.12 In the event OWNER, OWNER’s contractors or subcontractors, or anyone for whom OWNER is legally liable makes or permits to be made any changes to any reports, plans, specifications or other construction documents prepared by TRANSYSTEMS without obtaining TRANSYSTEMS’s prior written consent, OWNER shall assume full responsibility for the results of such changes; therefore, OWNER agrees to waive any claim against TRANSYSTEMS and to release TRANSYSTEMS from any liability arising directly or indirectly from such changes.
     In addition, OWNER agrees, to the fullest extent permitted by law, to indemnify and hold harmless TRANSYSTEMS from any damages, liabilities or costs, including reasonable attorneys’ fees and costs of defense, arising from such changes.
     In addition, OWNER agrees to include in any contracts for construction appropriate language that prohibits the Contractor or any subcontractors of any tier from making any changes or modifications to TRANSYSTEMS’s construction documents without the prior written approval of TRANSYSTEMS and that further requires the Contractor to indemnify both TRANSYSTEMS and OWNER from any liability or cost arising from such changes made without such proper authorization.
SECTION 4
PERIODS OF SERVICE, COMPLETION DATE, FORCE MAJEURE
     Section 4.1 Period of Service. This Agreement shall continue until this Agreement is terminated pursuant to Section 7.1 and all Services under those Requests for Services which are pending at the time of said termination are completed.
     Section 4.2 Completion Date. Unless a specific Completion Date is expressly set forth in a particular Request for Services as the date the Services under that Request for Services must be completed, any date set forth in a Request for Service shall be an estimated, but not guaranteed, date for the completion of the Services under that particular Request for Services. If any such Completion Date is exceeded through no fault of TRANSYSTEMS, all rates, measures and compensation provided herein shall be subject to equitable adjustment. The Completion Date (and TRANSYSTEMS’ obligation to complete the Services by such date, if any) is subject to reasonable extensions for the performance of additional Services, constructive changes or other extra work and is subject to reasonable extensions for a Force Majeure Event.
     The OWNER and Consultant are aware that many factors outside TRANSYSTEMS’s control may affect TRANSYSTEMS’ ability to complete the services to be provided under this Agreement. TRANSYSTEMS will perform these services with reasonable diligence and expediency consistent with sound professional practices.
     If TRANSYSTEMS becomes aware of delays due to time allowances for review and approval being exceeded, delay by the Contractor, the OWNER, the OWNER’s consultants or any other cause beyond the control of TRANSYSTEMS, which will result in the schedule for performance of TRANSYSTEMS’s services not being met,

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TRANSYSTEMS shall promptly notify the OWNER. If the OWNER becomes aware of any delays or other causes that will affect TRANSYSTEMS’s schedule, the OWNER shall promptly notify TRANSYSTEMS. In either event, TRANSYSTEMS’s schedule for performance of its services shall be equitably adjusted.
     Section 4.3 Force Majeure. For purposes hereof, a “Force Majeure Event” shall mean the occurrence of a failure or delay due to circumstances beyond TRANSYSTEMS’ control including, without limitation, acts of God, acts of a public enemy, fires, floods, earthquakes, wars, civil disturbances, sabotage, accidents, insurrection, blockages, embargoes, storms, explosions, catastrophes, epidemics, damage to a particular Project, lack of access to a particular Project, unavailable utilities and power, water, labor disputes, OWNER’s failure to timely perform its obligations under this Agreement or other causes beyond TRANSYSTEMS’ control.
SECTION 5
TRANSYSTEMS’ COMPENSATION
     Section 5.1 Compensation for Services and Expenses of TRANSYSTEMS. Unless other compensation or fee arrangements are expressly set forth in a particular approved Request for Services (in which case OWNER shall pay TRANSYSTEMS in accordance with any such compensation or fee arrangements), OWNER shall compensate TRANSYSTEMS for its Services performed or furnished under a particular Request for Service as follows:
          Section 5.1.1 For Services. As compensation for the performance of the Services rendered by TRANSYSTEMS under a particular Request for Services, OWNER shall pay TRANSYSTEMS, in accordance with the provisions of Section 5.3.
          Section 5.1.2 For Reimbursable Expenses. In addition to payments provided for in paragraphs 5.1.1. OWNER shall also pay TRANSYSTEMS for all Reimbursable Expenses incurred in connection with all Services provided pursuant to a particular Request for Service. For purposes hereof, “Reimbursable Expenses” are those costs and expenses incurred by TRANSYSTEMS in connection with the performance of the Services under this Agreement or a particular Request for Service, including, but not limited to, the costs and expenses incurred by TRANSYSTEMS for travel, reproduction, mailing costs, computer time, supplies and materials, taxes, transportation, telephone and communications, independent professional associates and consultants and subconsultants and any other expense items which are described on TRANSYSTEMS’ Schedule of Rates and Expenses in effect at the time the Services are provided and the Reimbursable Expenses are incurred.
     Section 5.2 Monthly Invoices. TRANSYSTEMS shall submit monthly statements for Services rendered and for Reimbursable Expenses incurred under each Request for Services. The statements will be based upon TRANSYSTEMS’ estimate of the proportion of the total Services actually completed at the time of billing or upon the time spent and costs incurred by TRANSYSTEMS during the period covered by such statement. OWNER shall make prompt monthly payments in response to TRANSYSTEMS’ monthly statements.
     Section 5.3 Other Provisions Concerning Payments.
          Section 5.3.1 Interest, Suspension of Services. If OWNER fails to make any payment due TRANSYSTEMS for services and expenses within thirty (30) days after receipt of TRANSYSTEMS’ statement therefor, TRANSYSTEMS shall be entitled interest on the unpaid amounts due TRANSYSTEMS at the lesser of: i) 1.5 % per month; or, ii) the highest rate of interest allowed under applicable law. The entire unpaid balance due TRANSYSTEMS shall bear said rate of interest from the thirtieth day after OWNER’s receipt of TRANSYSTEMS’ statement, until the entire unpaid balance has been paid to TRANSYSTEMS. In addition to being entitled to interest,

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TRANSYSTEMS may, after giving seven (7) days written notice to OWNER, suspend services under this Agreement until TRANSYSTEMS has been paid in full all amounts due for Services, expenses, and charges.
          Section 5.3.2 Payments after Termination by OWNER. In the event of termination under Section 7.1, TRANSYSTEMS will be paid for Services rendered and Reimbursable Expenses incurred to the date of termination on those particular Requests for Services terminated, on the basis of TRANSYSTEMS’ Invoiced Services and Expenses then in effect. TRANSYSTEMS shall also be reimbursed for the charges of independent professional associates and consultants employed by TRANSYSTEMS to render Services and all reasonable demobilization costs incurred by TRANSYSTEMS, including any cancellation charges by independent professional associates, consultants and others performing or furnishing Services through TRANSYSTEMS under those particular Request for Services terminated, and TRANSYSTEMS shall be paid all other amounts due it under this Agreement which are earned through the date of the termination.
          Section 5.3.3 Records. Records of TRANSYSTEMS’ salary costs pertinent to TRANSYSTEMS’ compensation under this Agreement will be kept in accordance with generally accepted accounting practices. If OWNER desires to have copies of such records, copies will be made available to OWNER upon OWNER’s request prior to final payment for TRANSYSTEMS’ Services under a particular Request for Services. TRANSYSTEMS shall be reimbursed the cost of any such copies by OWNER.
          Section 5.3.4 Cost Factors. Whenever a factor is applied to salary costs or other expenses in determining compensation payable to TRANSYSTEMS that factor will be adjusted periodically and equitably to reflect changes in the various elements that comprise such factor. All such adjustments will be in accordance with generally accepted accounting practices as applied on a consistent basis by TRANSYSTEMS and consistent with TRANSYSTEMS’ overall compensation practices and procedures.
SECTION 6
OPINIONS OF COST AND SCHEDULE
     Section 6.1 Opinions of Cost and Schedule. Since TRANSYSTEMS has no control over the cost of labor, materials, equipment or services furnished by others, or over the resources provided by others to meet construction or other Project schedules, or over the methods of others in determining prices, or over competitive bidding or market conditions, TRANSYSTEMS’ opinions of probable costs (including probable Total Project Costs and Construction Cost) and of Project Schedules shall be made on the basis of TRANSYSTEMS’ experience and qualifications and represent TRANSYSTEMS’ best judgment as an experienced and qualified professional engineer, familiar with the construction industry; but TRANSYSTEMS cannot and does not guarantee that proposals, bids or actual Project Costs (including Total Project Costs or Construction Costs) will not vary from opinions of probable cost prepared by TRANSYSTEMS or that actual schedules will not vary from the projected schedules prepared by TRANSYSTEMS. TRANSYSTEMS makes no warranty, express or implied, that the bids or the negotiated cost of the work will not vary from TRANSYSTEMS’ opinion of probable construction cost.
SECTION 7
GENERAL CONSIDERATIONS
     Section 7.1 Termination. The obligation to provide further Services under this Agreement may be terminated by either party upon thirty (30) days written notice to the other party. In the event such a termination is of a particular Request for Services, then this Agreement shall remain in effect for all other outstanding requests for services and any future approved Requests for Services. In the event said termination is for the entire Agreement, then the termination shall effect and terminate this Agreement and all outstanding Requests for Services.

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     If TRANSYSTEMS for any reason is not allowed to complete all the services called for by this Agreement, TRANSYSTEMS shall not be held responsible for the accuracy, completeness or constructability of the construction documents prepared by TRANSYSTEMS if used, changed or completed by the OWNER or by another party. Accordingly, the OWNER agrees, to the fullest extent permitted by law, to indemnify and hold harmless TRANSYSTEMS, its officers, directors, employees and subconsultants (collectively, Consultant) from any damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, arising or allegedly arising from such use, change or completion by any other party of any construction documents prepared by TRANSYSTEMS.
     Section 7.2 Reuse of Documents. All documents, drawings, sketches, studies, analysis, information, schedules, estimates, reports and other items prepared or furnished by TRANSYSTEMS (or TRANSYSTEMS’ independent professional associates and consultants) pursuant to this Agreement, including, but not limited to Drawings and Specifications, are instruments of service in respect of the particular Project for which they were prepared and TRANSYSTEMS shall retain an ownership and property interest therein whether or not the particular Project is completed. Provided, however, that such documents, drawings, sketches, studies, analysis, information, schedules, estimates, reports and other items are not intended or represented to be suitable for reuse by OWNER or others on extensions of the particular Project or on any other project. Any reuse without written verification or adaptation by TRANSYSTEMS for the specific purpose intended will be at OWNER’s sole risk and without liability or legal exposure to TRANSYSTEMS, or to TRANSYSTEMS’ independent professional associates or consultants, and OWNER does hereby, to the fullest extent permitted by law, indemnify and hold harmless TRANSYSTEMS, TRANSYSTEMS’ officers, employees and agents and TRANSYSTEMS’ independent professional associates and consultants from all claims, suits, demands, damages, liabilities, losses, expenses and costs, including but not limited to reasonable attorney’s fees and other costs of defense, arising out of or resulting therefrom. The provisions of this Section 7.2 shall survive the termination of this Agreement.
Section 7.3 Use of Electronic Media.
     In the event that OWNER requests any electronic deliverables under this agreement, TRANSYSTEMS and OWNER shall execute a separate CADD agreement. Otherwise, in accepting and utilizing any drawings, reports and data on any form of electronic media generated and furnished by TRANSYSTEMS, the OWNER agrees that all such electronic files are instruments of service of TRANSYSTEMS, who shall be deemed the author, and shall retain all common law, statutory law and other rights, including copyrights.
     The OWNER agrees not to reuse these electronic files, in whole or in part, for any purpose other than for the Project. The OWNER agrees not to transfer these electronic files to others without the prior written consent of TRANSYSTEMS. The OWNER further agrees to waive all claims against TRANSYSTEMS resulting in any way from any unauthorized changes to or reuse of the electronic files for any other project by anyone other than TRANSYSTEMS.
     Electronic files furnished by either party shall be subject to an acceptance period of sixty (60) days during which the receiving party agrees to perform appropriate acceptance tests. The party furnishing the electronic file shall correct any discrepancies or errors detected and reported within the acceptance period. After the acceptance period, the electronic files shall be deemed to be accepted and neither party shall have any obligation to correct errors or maintain electronic files.
     The OWNER is aware that differences may exist between the electronic files delivered and the printed hard-copy construction documents. In the event of a conflict between the signed construction documents prepared by

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TRANSYSTEMS and electronic files, the signed or sealed hard-copy construction documents shall govern.
     In addition, the OWNER agrees, to the fullest extent permitted by law, to indemnify and hold harmless TRANSYSTEMS, its officers, directors, employees and subconsultants (collectively, Consultant) against all damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, arising from any changes made by anyone other than TRANSYSTEMS or from any reuse of the electronic files without the prior written consent of TRANSYSTEMS.
     Under no circumstances shall delivery of electronic files for use by the OWNER be deemed a sale by TRANSYSTEMS, and TRANSYSTEMS makes no warranties, either express or implied, of merchantability and fitness for any particular purpose. In no event shall TRANSYSTEMS be liable for indirect or consequential damages as a result of the OWNER’s use or reuse of the electronic files.
     Section 7.4 Standard of Practice, Warranties. Services performed by TRANSYSTEMS under this Agreement will be conducted in a manner consistent with the level of care, diligence and skill ordinarily possessed and exercised by members of the profession currently practicing in the same locality under similar conditions. Except as expressly set forth above, no other representations, expressed or implied, and no warranty or guarantee, express or implied, is included in this Agreement, or in any document, drawing, sketch, study, analysis, schedule, estimate, report, opinion, specification and other item prepared or furnished by TRANSYSTEMS (or TRANSYSTEMS’ independent professional associates and consultants) pursuant to this Agreement.
     Section 7.5 Limitation of Responsibility, Job Site Safety/Techniques. Neither the professional activities of TRANSYSTEMS, nor the presence of TRANSYSTEMS or its employees and subconsultants at a construction/project site, shall relieve the Contractor of its obligations, duties and responsibilities including, but not limited to, construction means, methods, sequence, techniques or procedures necessary for performing, superintending and coordinating the Work in accordance with the Contract Documents and any health or safety precautions required by any regulatory agencies. TRANSYSTEMS and its personnel have no authority to exercise any control over any construction contractor or its employees in connection with their work or any health or safety programs or procedures. The OWNER agrees that the Contractor shall be solely responsible for job site safety, and warrants that this intent shall be carried out in the OWNER’s contract with the Contractor. The OWNER also agrees that the OWNER, TRANSYSTEMS and TRANSYSTEMS’ subconsultants shall be indemnified by the Contractor and shall be made additional insureds under the Contractor’s policies of general liability insurance. In addition, TranSystems shall not be responsible for (i) the failure of any other project party to fulfill their respective contractual responsibilities and obligations to OWNER or to comply with Federal, State or local laws, rules, regulations or codes; (ii) the schedules of any of the other project parties or the failure of any of the other project parties to carry out their work in accordance with their respective agreements. TranSystems shall not have control over or charge of and shall not be responsible for acts or omissions of the other project parties, or their agents or employees, or of any other persons performing portions of the work on the project.
     Section 7.6 Insurance.
          Section 7.6.1 TRANSYSTEMS Insurance. TRANSYSTEMS shall maintain throughout the duration of this Agreement insurance in the following amounts and will, upon request of the OWNER furnish a copy of certification thereof:
(a)	Workers Compensation and Employer’s Liability Worker’s Compensation Statutory Employer’s Liability $500,000/$500,000/$500,000

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(b)	Comprehensive Automobile Liability $1,000,000 combined single limit Bodily Injury and Property Damage

(c)	Comprehensive General Liability $1,000,000 — per occurrence $2,000,000 — annual aggregate $2,000,000 product / completed operations per occurrence $1,000,000 — personal injury / advertising liability

(d)	Umbrella/Excess Liability $1,000,000 — per occurrence $1,000,000 — annual aggregate

(e)	Professional Liability Insurance in an amount of $1,000,000 per claim and annual aggregate.
     Section 7.6.2 If, pursuant to the provisions of Exhibit A, OWNER is required to obtain certain insurance coverages, OWNER agrees to obtain and maintain throughout the duration of this Agreement (or, as applicable, cause its contractors to obtain and maintain) such insurance in the coverages and the amounts specified on Exhibit A. OWNER will furnish TRANSYSTEMS with a copy of certification of such insurance. TRANSYSTEMS’ interests shall be covered under any such insurance coverage.
     Section 7.7 Liability and Indemnification.
          Section 7.7.1 General. Having considered the potential liabilities that may exist during the performance of the Services, the benefits of the Project, and TRANSYSTEMS’ Compensation for the performance of the Services, and in consideration of the promises contained in this Agreement, OWNER and TRANSYSTEMS agree to allocate and limit such liabilities in accordance with the provisions of this Section 7.7.
          Section 7.7.2 TRANSYSTEMS Indemnification. TRANSYSTEMS agrees, to the fullest extent permitted by law, to indemnify and hold the OWNER harmless from any damage, liability or cost (including reasonable attorney’s fees and costs of defense) to the extent caused by TRANSYSTEMS’ negligent acts, errors or omissions in the performance of professional services under this Agreement and those of its subconsultants or anyone for whom TRANSYSTEMS is legally liable. TRANSYSTEMS is not obligated to indemnify the OWNER in any manner whatsoever for the OWNER’S own negligence.
          Section 7.7.3 OWNER Indemnification. The OWNER agrees, to the fullest extent permitted by law, to indemnify and hold TRANSYSTEMS harmless from any damage, liability or cost (including reasonable attorney’s fees and costs of defense) to the extent caused by the OWNER’S negligent acts, errors or omissions and those of its contractors, subcontractors or consultants or anyone for whom the OWNER is legally liable, and arising from the Project that is the subject of this Agreement. The OWNER is not obligated to indemnify TRANSYSTEMS in any manner whatsoever for TRANSYSTEMS’ own negligence.
          Section 7.7.4 Contractor Indemnification. OWNER agrees to cause each of its other contractors on each particular Project to include an indemnification provision in OWNER’s contract with each such contractor that indemnifies and holds harmless TRANSYSTEMS and any of its officers or employees from all loss, damage, cost or expense to the extent caused by such contractors (or its employees or subcontractors) negligence or willful misconduct.

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          Section 7.7.5 Employee Claims. TRANSYSTEMS shall indemnify OWNER against any loss, damage, cost or expense arising out of claims by TRANSYSTEMS’ employees (unless such claim arises out of or as a result of the negligence of OWNER, its employees, agents or contractors). OWNER shall indemnify TRANSYSTEMS against any loss, damage, cost or expense arising out of claims by OWNER’S employees (unless such claim arises out of or as a result of the negligence of TRANSYSTEMS, its employees, agents or subcontractors).
          Section 7.7.6 Consequential Damages. To the fullest extent permitted by law, TRANSYSTEMS shall not, in any event, be liable to OWNER for any special, indirect, incidental or consequential damages, including, but not limited to, damages from delay, distribution, loss of product, loss of use, loss of profits or revenue or increased cost of operation, the cost of capital or the cost of purchased or replacement equipment, systems or power.
          Section 7.7.7 Limitation of Liability. To the fullest extent permitted by law, TRANSYSTEMS’ total liability to OWNER for all claims, losses, damages and expenses resulting or arising in any way from the performance of the Services (including TRANSYSTEMS’ indemnity obligations hereunder) shall not exceed the total compensation received by TRANSYSTEMS under this Agreement or the limits of any professional liability insurance requirements outlined in Section 7.6.1(e), whichever is less.
          Section 7.7.8 Survival. The terms and conditions of this Section 7.7 shall survive the termination of this Agreement and/or the completion of the Services.
          Section 7.7.9 Betterment. If, due to TRANSYSTEMS’ negligence, a required item or component of the Project is omitted from TRANSYSTEMS’ construction documents, TRANSYSTEMS shall not be responsible for paying the cost required to add such item or component to the extent that such item or component would have been required and included in the original construction documents. In no event will TRANSYSTEMS be responsible for any cost or expense that provides betterment or upgrades or enhances the value of the Project.
     Section 7.7.10 Protection of Supplanting Consultant. In consideration of the risks and rewards involved in this Project, the OWNER agrees, to the maximum extent permitted by law, to indemnify and hold harmless TRANSYSTEMS from any damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, arising or allegedly arising from any negligent acts, errors or omissions by any prior consultant employed by the OWNER on this project and from any claims of copyright or patent infringement by TRANSYSTEMS arising from the use of any documents prepared or provided by the OWNER or any prior consultant of the OWNER’s. The OWNER warrants that any documents provided to TRANSYSTEMS by the OWNER or by the prior consultant may be relied upon as to their accuracy and completeness without independent investigation by TRANSYSTEMS and that the OWNER has the right to provide such documents to TRANSYSTEMS free of any claims of copyright or patent infringement or violation of any other party’s rights in intellectual property.
SECTION 8
SPECIAL PROVISIONS, EXHIBITS AND SCHEDULES
     Section 8.1 Special Provisions. This Agreement is subject to no special provisions.
     Section 8.2 Entire Agreement. This Agreement together with all approved Requests for Services constitute the entire agreement between OWNER and TRANSYSTEMS and supersede all prior written or

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oral understandings. This Agreement may only be amended, supplemented, modified, or canceled by a duly executed written instrument.
     Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the OWNER or TRANSYSTEMS. TRANSYSTEMS’ services under this Agreement are being performed solely for the OWNER’s benefit, and no other party or entity shall have any claim against TRANSYSTEMS because of this Agreement or the performance or nonperformance of services hereunder. The OWNER and Consultant agree to require a similar provision in all contracts with contractors, subcontractors, subconsultants, vendors and other entities involved in this Project to carry out the intent of this provision.
     TRANSYSTEMS shall not be required to execute any documents subsequent to the signing of this Agreement that in any way might, in the sole judgment of TRANSYSTEMS, increase TRANSYSTEMS’ contractual or legal obligations or risks, or adversely affect the availability or cost of its professional or general liability insurance.
     Section 8.3 Hazardous Materials. Unless otherwise provided in this Agreement, TRANSYSTEMS shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site. However, TRANSYSTEMS shall report to OWNER the presence and location of any hazardous material which it notices or which an engineer of similar skill and experience should have noticed.
     Section 8.4 Attorneys Fees. In the event that either party hereto employs an attorney to enforce any provision of this Agreement or to collect damages for default or breach of this Agreement, or pursue claims in litigation or arbitration, the prevailing party in any such action shall be entitled to recover from the other such attorneys’ fees and costs of collection as the prevailing party may expend or incur with respect thereto. In the event that a settlement is reached between the parties before a final decision in any such litigation or arbitration, then neither party shall be entitled to recover its attorneys fees or costs from the other and neither party shall be responsible for the other party’s attorney’s fees or costs, unless otherwise agreed by the parties.
     Section 8.5 Disputes. In the event a dispute arises between TRANSYSTEMS and OWNER regarding the application or interpretation of any provision of this Agreement, or quality of Services by TRANSYSTEMS, the aggrieved party shall promptly notify the other party to this Agreement of the dispute, but in no event more than 20 days after such dispute arises. If the parties fail to resolve the dispute within 20 days after receipt of such notice, each party shall, within five days thereafter, proceed to non-binding mediation, with each party to bear its own costs and attorneys’ fees (except as otherwise provided in Section 8.4 above) and the parties shall share equally in the cost of the mediator. In the event that the mediation is unsuccessful, the aggrieved party may elect to litigate its dispute with the other party. All disputes shall be governed by the laws of the State of Missouri and the jurisdiction and venue for litigation between the parties shall be solely and exclusively in Jackson County, Missouri, or the United States District Court for the Western District of Missouri.
     It is intended by the parties to this Agreement that TRANSYSTEMS’ services in connection with the Project shall not subject TRANSYSTEMS’ individual employees, officers or directors to any personal legal exposure for the risks associated with this Project. Therefore, and notwithstanding anything to the contrary contained herein, the OWNER agrees that as the OWNER’s sole and exclusive remedy, any claim, demand or suit shall be directed and/or asserted only against TRANSYSTEMS, a Missouri corporation, and not against any of TRANSYSTEMS’ individual employees, officers or directors.
     Section 8.6 Independent Contractor. TRANSYSTEMS shall be an independent contractor with

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respect to the Services to be performed hereunder. Neither TRANSYSTEMS, nor its independent professional associates, consultants or subcontractors, nor the employees of any of the foregoing, shall be deemed to be the servants, employees or agents of OWNER.
     Section 8.7 Representations and Remedies. TRANSYSTEMS makes no representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth herein. IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED. The parties’ rights, liabilities, responsibilities and remedies with respect to the Services, whether in contract or otherwise, shall be exclusively those expressly set forth in this Agreement.
     Section 8.8 Assignment, Subcontractors. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of either party, or to a person, firm or corporation acquiring all or substantially all of the business assets of such party or to a wholly owned subsidiary of either party, but such assignment shall not relieve the assigning party of any of its obligations under this Agreement. No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the assignee. This Agreement shall be binding upon and shall inure to the benefit of TRANSYSTEMS’ and OWNER’s respective successors and assigns. Nothing in this Section 8.9 shall prevent or be deemed to prevent TRANSYSTEMS from employing, contracting with or engaging independent professional associates, consultants and other subcontractors to perform or assist in the performance of the Services.
Section 8.9 Interpretation.
     (a) This Agreement shall be governed by and interpreted in accordance with the laws of Missouri.
     (b) Headings and titles of sections, paragraphs and other subparts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement. Modifications or amendments to this Agreement must be in writing and executed by duly authorized representatives of each party.
     (c) Unless specifically stated to the contrary therein, indemnities against, releases from and limitations on liability expressed in this Agreement shall apply even in the event of the fault, negligence or strict liability of the party indemnified or released or whose liability is limited and shall extend to the officers, directors, employees, agents, licensors and related entities of such party.
     (d) In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the parties as set forth in this Agreement.
     (e) No failure by either party to insist on performance of any term, condition, or instruction, or to exercise any right or privilege included in this Agreement, and no waiver of any breach shall constitute a waiver of any other or subsequent term, condition, instruction, breach, right or privilege.
     (f) The parties acknowledge and agree that the terms and conditions of this Agreement, including but not limited to those relating to allocations and assumptions of, releases from, exclusions against and limitations of liability, have been freely and fairly negotiated. Each party acknowledges that in executing this Agreement they have relied solely on their own judgment, belief, and knowledge, and such advice as they may have received from their own counsel, and they have not been influenced by any representation or statements made by any other party or its counsel. No provision in this Agreement is to be interpreted for or against any party because that party or its counsel drafted such provision.

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     Section 8.11 Certifications, Guarantees and Warranties. TRANSYSTEMS shall not be required to sign any documents, no matter by whom requested, that would result in TRANSYSTEMS’ having to certify, guarantee or warrant the existence of conditions whose existence TRANSYSTEMS cannot ascertain. The OWNER also agrees not to make resolution of any dispute with TRANSYSTEMS or payment of any amount due to TRANSYSTEMS in any way contingent upon TRANSYSTEMS’ signing any such certification.
     As used herein, the word “certify” shall mean an expression of TRANSYSTEMS’ professional opinion to the best of its information, knowledge and belief, and does not constitute a warranty or guarantee by TRANSYSTEMS.
     I      IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the 2nd day of Aug 2006.

~~Fagen, Inc.~~ Buffalo Ridge Energy, LLC		TranSystems Corporation

By:	/s/ Greg Van Zanten	By:

Printed Name:	Greg Van Zanten	Printed Name:	Timothy P. Rock

Title:	Chairman	Title:	Assistant Vice President

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